Exhibit 10.1

STOCK PURCHASE AGREEMENT

among

THE SELLERS LISTED ON THE SIGNATURE PAGE HERETO

and

MERGE HEALTHCARE SOLUTIONS INC.

and

CHARLES ZUCKERMAN (AS THE SELLERS’ REPRESENTATIVE)

dated as of

FEBRUARY 25, 2015

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of February 25, 2015, is entered into between persons listed on the signature page hereto (the “Sellers”), Merge Healthcare Solutions Inc., a Delaware corporation (the “Buyer”) and Charles Zuckerman as attorney-in-fact and agent for and on behalf of the Sellers as contemplated by this Agreement (the “Sellers’ Representative”).

RECITALS:

WHEREAS, the Sellers own at least 90% of the issued and outstanding shares of common stock (the shares held by the Sellers, the “Shares”) of DR Systems, Inc., a California corporation (the “Company”); and

WHEREAS, the Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Sellers, the Shares, subject to the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of California are authorized or required by Law to be closed for business.

“Cash Out Merger” has the meaning set forth in Section 3.02.

“Closing” means the completion of the sale to and purchase by the Buyer of the Shares under this Agreement, which shall take at, and shall be effective at approximately, 8:00 AM Pacific time on the Closing Date.

“Closing Cash Balance” means the actual cash balance in the Company’s various checking accounts at the end of the Business Day preceding the Closing Date, minus the Reserve Fund.

“Closing Date” means the date of this Agreement.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership (in each case other than any restrictions on transfer set forth in the Company’s by-laws that preceded the Restated By-Laws).

“Enterprise Value” means (i) USD$74,639,415, plus (ii) the amount, if any, that the Closing Cash Balance exceeds USD$4,500,000, minus (iii) the amount, if any, that USD$4,500,000 exceeds the Closing Cash Balance.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Legal Fees Fund” has the meaning set forth in Section 5.06.

“Losses” means losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Majority in Interest” has the meaning set forth in Section 5.07.

“Minority Shareholders” has the meaning set forth in Section 3.02.

“Option Cancellation Agreements” has the meaning set forth in Section 4.01(v).

 “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

 “Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Per Share Merger Consideration” has the meaning set forth in Section 3.02.

“Per Share Purchase Price” has the meaning set forth in Section 2.02.

“Reserve Fund” has the meaning set forth in Section 5.06.

“Reicher Employment Agreement” has the meaning set forth in Section 4.01(ii).

“Restated By-Laws” means the amended and restated by-laws of the Company adopted by the Company’s Board of Directors on February 17, 2015.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Securities Act” has the meaning set forth in Section 6.11.

“Seller Indemnitees” has the meaning set forth in Section 3.03.

“Sellers’ Representative” has the meaning set forth in the preamble to this Agreement.

“Sellers’ Representative Indemnified Persons” and “Sellers Representative Indemnified Person” have the meaning set forth in Section 5.04.

“SMRH” has the meaning set forth in Section 6.06.

“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, medical device, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, escheat, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Zuckerman Employment Agreement” has the meaning set forth in Section 4.01(iii).

ARTICLE II
Purchase and sale

Section 2.01         Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, the Sellers shall sell to the Buyer, and the Buyer shall purchase from the Sellers, the Shares, free and clear of all Encumbrances, in exchange for, in respect of each Share, the Per Share Purchase Price.

Section 2.02         Per Share Purchase Price. The cash purchase price for each Share (the “Per Share Purchase Price”) shall be equal to the quotient obtained by dividing (a) the Enterprise Value by (b) the number of the Company’s issued and outstanding shares of common stock as of the Closing.

ARTICLE III
Covenants

Section 3.01         Confidentiality. From and after the Closing, the Sellers shall, and shall cause their Affiliates to, hold, and shall use commercially reasonable efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that the Sellers can show that such information (a) is generally available to and known by the public through no fault of the Sellers, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by the Sellers, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Sellers or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Sellers shall promptly notify the Buyer in writing and shall disclose only that portion of such information which the Sellers are advised by counsel in writing is legally required to be disclosed.

Section 3.02         Cash Out Merger. The Buyer shall, within ninety (90) days following the Closing Date, cause the Company to enter into a merger agreement with, and effect a merger of the Company with, the Buyer or a corporation, limited liability company or similar business entity that is wholly-owned by the Buyer (the “Cash Out Merger”). In the Cash Out Merger, each share of the Company’s common stock issued and outstanding immediately following the Closing other than those shares held by the Buyer (the holders of such shares, the “Minority Shareholders”) shall be converted into the right to receive from the Buyer an amount in cash equal to no less than the Per Share Purchase Price (the “Per Share Merger Consideration”). The Buyer shall, promptly following the closing of the Cash Out Merger, deliver to each Minority Shareholder notification of the Cash Out Merger, which notification shall include adequate explanation for the Minority Shareholder to understand the transaction, his/her/its entitlement to the Per Share Merger Consideration and how to receive the Per Share Merger Consideration. The Buyer shall cause the Per Share Merger Consideration to be paid to a Minority Shareholder in cash (by wire transfer or check) promptly following the delivery by such Minority Shareholder to the Buyer or its designee of such Minority Shareholder’s stock certificate (together with a signed certificate separate from assignment or other endorsement as reasonably requested by the Buyer) or affidavit of lost certificate (in a form reasonably acceptable to the Buyer), in either case representing the shares of the Company’s common stock held by such Minority Shareholder. No Minority Shareholder shall be required to pay a bond with respect to a lost stock certificate. The Per Share Merger Consideration shall not be subject to any adjustment or indemnification mechanism that results or could result in the Per Share Merger Consideration to be reduced to an amount that is less than the Per Share Purchase Price. Each Minority Shareholder is expressly a third party beneficiary of this Section 3.02, and is entitled to enforce the covenants of the Buyer pursuant to this Section 3.02 in any court or arbitration of appropriate jurisdiction.

Section 3.03         Indemnification. The Buyer shall indemnify and defend each Seller, the members of the Company’s Board of Directors and the Company’s executive officers as of immediately prior to the Closing and their respective Affiliates and Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of (a) any claim by a Minority Shareholder relating to this Agreement, (b) any claim relating to the Cash Out Merger, (c) the adoption by the Company’s Board of Directors of the Restated By-Laws and (d) any claim of or actual breach of a fiduciary duty by a Seller Indemnitee related to the transactions contemplated by this Agreement or the adoption of the Restated By-Laws; provided, however, that the Seller Indemnitees shall not be entitled to indemnification by the Buyer with respect to Losses to the extent caused by or arising from (1) adoption of any amendments to the Company’s by-laws that do not relate to a requirement to obtain shareholder approval prior to consummating the transactions contemplated herein, or (2) gross negligence, fraud or willful misconduct on the part of any of the Seller Indemnitees, and provided further that the Seller Indemnitees shall allow the Buyer to control the defense and settlement of any claim for which indemnification is sought pursuant to this Section 3.03. The Company shall and the Buyer shall cause the Company to obtain as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement). Each Seller Indemnitee is expressly a third party beneficiary of this Section 3.03, and is entitled to enforce the covenants of the Buyer pursuant to this Section 3.03 in any court or arbitration of appropriate jurisdiction.

Section 3.04        Consents. If any consent, approval or authorization necessary to preserve any right or benefit under any contract to which the Company is a party is not obtained prior to the Closing, the Sellers’ Representative shall, subsequent to the Closing, cooperate with the Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

Section 3.05         Taxes.

(a)            Without the prior written consent of the Buyer, the Sellers shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Buyer or the Company in respect of any Post-Closing Tax Period.

(b)            All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transfer of the Shares in accordance with this Agreement shall be borne and paid by the Sellers when due.

(c)            The Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period, and shall pay or cause to be paid all Taxes due with respect thereto.  Such Tax Returns shall be prepared in a manner consistent with the Company's past practice except as otherwise required by applicable Law.

(d)            The Company shall promptly pay to the Sellers (in accordance with their respective pro rata receipt of Per Share Purchase Price) the amount of each and every refund, credit or offset of Tax liability received, credited or allowed to the Company in any Taxable period beginning on or after the Closing Date attributable to any Tax paid prior to the Closing with respect to any and all Taxable periods or portion thereof ending on or before the Closing Date.

(e)            Buyer and the Sellers’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Section 3.05, with any audit, litigation or other proceeding with respect to Taxes of the Company, and with the filing of any amended Tax Return for any Pre-Closing Tax Period reasonably requested by either party.

Section 3.06         Financial Statements. The Sellers’ Representative shall cooperate with the Company and the Company’s auditors to complete the audit of the Company’s financial statements for the fiscal year ended December 31, 2014 in accordance with GAAP, as well as the unaudited financial statements for the period January 1, 2015 through the Closing Date.

Section 3.07        Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE IV
Closing Deliverables

Section 4.01         Sellers’ Closing Deliverables. At or prior to the Closing, the Sellers’ Representative shall deliver or cause to be delivered the following:

(i)            a statement or statements showing the Closing Cash Balance;

(ii)          an executed employment agreement by Dr. Murray Reicher in the form attached to this Agreement as Schedule A (the “Reicher Employment Agreement”);

(iii)         an executed employment agreement by Charles Zuckerman in the form attached to this Agreement as Schedule B (the “Zuckerman Employment Agreement”);

(iv)         the resignations of the directors and officers of the Company set forth on Schedule C to this Agreement;

(v)          fully executed stock option cancellation agreements in the form attached to this Agreement as Schedule D (the “Option Cancellation Agreements”) between the Company and each of the holders of stock options issued by the Company;

(vi)         a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized;

(vii)       stock certificates duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank or affidavits of lost certificate (in a form reasonably acceptable to the Buyer) with respect to all of the Shares; and

(viii)      wire instructions for each Seller for the wire transfer by the Buyer of the Per Share Purchase Price for each Share held by such Seller.

Section 4.02         Buyer’s Closing Deliverables. At or prior to Closing, the Buyer shall deliver or cause to be delivered the following:

(i)            to each Seller, by wire transfer of immediately available funds, the Per Share Purchase Price for each Share held by such Seller;

(ii)           the Reicher Employment Agreement executed by a duly authorized Representative of the Company; and

(iii)         the Zuckerman Employment Agreement executed by a duly authorized Representative of the Company.

ARTICLE V
SELLERS’ REPRESENTATIVE

Section 5.01        Appointment. The Sellers hereby appoint Charles Zuckerman as the Sellers’ Representative, to act as agent and attorney-in-fact for, in the name and on behalf of the Sellers. The Sellers’ Representative shall have full power and authority to represent all of the Sellers and their successors with respect to all matters arising under this Agreement and the transactions contemplated hereby and all actions taken by the Sellers’ Representative hereunder shall be binding upon all such Sellers and their successors as if expressly confirmed and ratified in writing by each of them and no Seller shall have the right to object, dissent, protest or otherwise contest the same. The Sellers’ Representative hereby accepts such appointment. The Sellers’ Representative may take any and all actions which it believes are necessary or appropriate under this Agreement for, in the name and on behalf of the Sellers, as fully as if the Sellers were acting on their own behalf, including giving and receiving any notice or instruction permitted or required under this Agreement by the Sellers’ Representative or any Seller, interpreting all of the terms and provisions of this Agreement, authorizing payments to be made with respect hereto or thereto, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Sellers’ Representative in connection with this Agreement, dealing with the Buyer under this Agreement with respect to all matters arising under this Agreement, taking any and all other actions specified in or contemplated by this Agreement, and engaging counsel, accountants or other agents in connection with the foregoing matters. The Sellers’ Representative may also refrain from taking any such actions in its sole discretion. Without limiting the generality of the foregoing, the Sellers’ Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and to consent to any amendment hereof or thereof for, in the name and on behalf of all such Sellers and such successors.

Section 5.02         Authority. The Sellers hereby authorize the Sellers’ Representative, for, in the name and on behalf of the Sellers to:

(a)            receive all notices or documents given or to be given to any of the Sellers by the Buyer pursuant hereto or in connection herewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement;

(b)            deliver to the Buyer at the Closing all certificates and documents to be delivered to Buyer by any of the Sellers pursuant to this Agreement, together with any other certificates and documents executed and delivered by any of the Sellers and deposited with the Sellers’ Representative for such purpose;

(c)            deliver to the Buyer at the Closing all certificates and documents to be delivered to the Buyer by any of the Sellers pursuant to this Agreement, together with any other certificates and documents executed and delivered by any of the Sellers and deposited with the Sellers’ Representative for such purpose;

(d)            engage counsel, and such accountants and other advisors for any of the Sellers and incur such other expenses on behalf of any of the Sellers in connection with this Agreement and the transactions contemplated hereby as the Sellers’ Representative may in its sole discretion deem appropriate; and

(e)            take such action on behalf of any of the Sellers, or refrain from taking such action, as the Sellers’ Representative may in its sole discretion deem appropriate in respect of: (i) taking such other action as the Sellers’ Representative or any of the Sellers is authorized to take under this Agreement; (ii) receiving all documents or certificates and making all determinations, on behalf of any of the Sellers, required under this Agreement; (iii) all such other matters related to the consummation of this Agreement and the transactions contemplated hereby; and (iv) all such action after the Closing Date to carry out any of the transactions contemplated by this Agreement.

All actions, decisions and instructions of the Sellers’ Representative shall be conclusive and binding upon all of the Sellers and no Seller shall have any claim or cause of action against the Sellers’ Representative, and the Sellers’ Representative shall have no liability to any Seller, for any action taken or not taken, decision made or instruction given by the Sellers’ Representative in connection with this Agreement, except in the case of its own fraud or willful misconduct.

Section 5.03         Exculpation; Limitation of Liability.

(a)            The Sellers’ Representative shall incur no liability to the Sellers with respect to any action taken or suffered by it in reliance upon any note, direction, instruction, consent, statement or other documents reasonably believed by the Sellers’ Representative to be genuinely and duly authorized by at least a Majority in Interest of the Sellers, nor for other action or inaction taken or omitted in connection with this Agreement, in any case except for liability to the Sellers for the Sellers’ Representative’s own fraud or willful misconduct. In the exercise or performance of its powers, rights, duties and privileges hereunder, the Sellers’ Representative shall be entitled to rely upon any document or instrument reasonably believed by him to be genuine, accurate as to content and signed by any Seller. The Sellers’ Representative may assume that any Person purporting to give any notice in accordance with the provisions hereof Agreement has been duly authorized to do so.

(b)            The Sellers’ Representative may, in all questions arising under this Agreement, rely on the advice of counsel, and for anything done or omitted by the Sellers’ Representative in accordance with such advice, the Sellers’ Representative shall not be liable to any Seller.

(c)            If the Sellers’ Representative is required by the terms of this Agreement to determine the occurrence of any event or contingency, the Sellers’ Representative shall, in making such determination, be liable to the Sellers only for its proven bad faith as determined in light of all the circumstances, including the time and facilities available to it in the ordinary conduct of business. In determining the occurrence of any such event or contingency, the Sellers’ Representative may request from any of the Sellers such reasonable additional evidence as the Sellers’ Representative in its sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency, and may at any time inquire of and consult with others, including the Buyer, any indemnified party of the Buyer or any of the Sellers, and the Sellers’ Representative shall not be liable to any Seller for any damages resulting from its delay in acting under this Agreement pending his receipt and examination of additional evidence requested by it.

(d)            No provision of this Agreement shall require the Sellers’ Representative to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges under this Agreement if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(e)            The Sellers’ Representative may exercise and perform any of the powers, rights, duties or privileges vested in it under this Agreement either itself or by or through its attorney or other Representatives, and the Sellers’ Representative shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or Representative or for any damages to the Sellers resulting from any such act, default, neglect or misconduct, unless the Sellers’ Representative engaged in fraud or willful misconduct in the selection and continued employment thereof.

(f)            In no event shall the Sellers’ Representative be liable to any Seller or any other Person for any indirect, punitive, special or consequential damages.

Section 5.04         Reimbursement of Costs; Indemnification. The Sellers, in accordance with their respective pro rata receipt of Per Share Purchase Price, shall hold harmless and indemnify the Sellers’ Representative and his Representatives and their respective Affiliates and Representatives (collectively, the “Sellers’ Representative Indemnified Persons” and each a “Sellers’ Representative Indemnified Person”) from and against, and shall compensate and reimburse the Sellers’ Representative Indemnified Persons for, any damages, losses, costs or expenses that are suffered or incurred by any Sellers’ Representative Indemnified Person or to which any Sellers’ Representative Indemnified Person may otherwise become subject (regardless of whether or not such damages, losses, costs or expenses relate to any third-party claim) and which arise from or as a result of the performance or exercise by the Sellers’ Representative, directly or through its Representatives, of its powers, rights, duties or privileges under this Agreement, including damages resulting from the active negligence or gross negligence of the Sellers’ Representative or the active negligence or gross negligence of its Representatives, other than such damages resulting from the Sellers’ Representative Indemnified Person’s fraud or willful misconduct. This indemnification shall survive the termination of this Agreement.

Section 5.05         Attorney-In-Fact.

(a)            The Sellers’ Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Seller, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement in the absolute discretion of the Sellers’ Representative, and in general to do all things and to perform all acts including, without limitation, executing and delivering any agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement. The Sellers’ Representative hereby accepts such appointment.

(b)            This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Seller, by operation of law, whether by such Seller’s death, disability protective supervision or any other event. Without limitation to the foregoing, this power of attorney is to ensure the performance of a special obligation and, accordingly, each Seller hereby renounces its, his or her right to renounce this power of attorney unilaterally any time before the sixth (6th) anniversary of the date of this Agreement.

Section 5.06        Sellers’ Representative Reserve Fund and Legal Fees Fund. At the Closing, the Sellers’ Representative shall transfer an amount equal to $300,000 (the “Reserve Fund”) and an amount equal to $77,500 (the “Legal Fees Fund”) from Company’s bank account into a separate account at a United States financial institution designated by the Sellers’ Representative, provided that such deposit shall be insured by the Federal Deposit Insurance Corporation and, provided, further, that such account shall inure to the benefit of any successor Sellers’ Representative hereunder. The Sellers’ Representative may in its sole discretion apply the Reserve Fund and the Legal Fees Fund to defray, offset, pay or reimburse any charges, fees, costs, Taxes, liabilities or expenses of or incurred by the Sellers or the Sellers Representative (in its capacity as Sellers’ Representative) under this Agreement, including fees of accountants and legal counsel. The Sellers agree that, aside from the Legal Fees Fund, the Buyer shall have no obligation to pay for any legal fees or costs incurred by the Sellers or the Company in connection with the transactions contemplated herein and the Sellers’ Representative shall be solely responsible for ensuring payment of all SMRH invoices issued for services rendered in relation this Agreement and the transactions contemplated among the parties hereto.  When the Sellers’ Representative determines, in its sole discretion, that the Reserve Fund is no longer necessary to assure the full payment of all amounts set forth in the previous sentence, the Sellers’ Representative shall distribute the remaining funds to the Sellers pro rata based on the Sellers’ ownership of the Shares.

Section 5.07         Successors. If any Sellers’ Representative shall die, become disabled, resign or otherwise be unable to fulfill its responsibilities hereunder, Sellers who received a majority of the Per Share Purchase Price pursuant to this Agreement (the “Majority in Interest”) shall appoint a new Sellers’ Representative as soon as reasonably practicable. If the Majority in Interest of the Sellers shall not have appointed a successor Sellers’ Representative within twenty (20) days after receipt of notice of the death, disability, resignation or other termination of the Sellers’ Representative, the Buyer or the Company may petition any court of competent jurisdiction for the appointment of either (i) a Seller who received at least 15% of the Per Share Purchase Price paid to the Sellers, or (ii) an officer or director of the Company immediately prior to the Closing, as the successor Sellers’ Representative or for other appropriate relief, and any such resulting appointment shall be binding upon all Sellers, all parties hereto and all beneficiaries hereof. Any successor Sellers’ Representative shall accept his, her or its appointment, and such appointment shall become effective upon such successor executing and delivering to the Buyer counterpart signature pages to this Agreement. In the event that any Sellers’ Representative is an entity, any such Sellers’ Representative agrees that it shall not commence proceedings to liquidate, dissolve or wind up its affairs without providing to the Buyer and each other Seller prior written notice of its intention to do so.

ARTICLE VI
Miscellaneous

Section 6.01        Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 6.02        Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.02):

If to the Sellers or Sellers’ Representative:	Charles Zuckerman 11020 Caminito Vista Pacifica San Diego, CA 92131
with a copy to:	Sheppard, Mullin, Richter & Hampton LLP 12275 El Camino Real, Suite 200 San Diego, California 92130 Attention: Robert G. Copeland
If to the Buyer:	Merge Healthcare Solutions Inc. 350 N. Orleans Street, 1st Floor Chicago, IL 60654 Attention: General Counsel

Section 6.03         Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

Section 6.04         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.05        Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.06        Counsel for the Company and the Sellers’ Representative. Sheppard Mullin Richter & Hampton, LLP (“SMRH”) is legal counsel to the Company and the Sellers’ Representative for the transactions contemplated by this Agreement. If the Sellers’ Representative so desires, without the need for any consent or waiver by the Buyer, the Company, any Seller, any Affiliate of any one or more of them or any other Person, SMRH shall be permitted to represent the Sellers’ Representative after the Closing in connection with any matter, including, without limitation, anything related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, SMRH shall be permitted to represent the Sellers’ Representative, any of his agents or Affiliates, or any one or more of them, in connection with any negotiation, transaction, claim or dispute (which includes litigation, arbitration or any other adversary proceeding) with the Buyer, the Company, any Seller, or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement. Upon and after the Closing, the Company’s attorney-client relationship with SMRH shall be deemed to be terminated, unless and to the extent SMRH is specifically engaged in writing by the Company to represent the Company after Closing and such engagement involves either no conflict of interest with respect to the Sellers’ Representative or such conflict is waived by the Sellers’ Representative. Any such representation of the Company by SMRH after the Closing shall not affect the foregoing provisions hereof. For example, and not by way of limitation, even if SMRH is representing the Company after the Closing, SMRH shall be permitted simultaneously to represent the Sellers’ Representative in any matter, including any disagreement or dispute relating hereto.

Section 6.07        Attorney-Client Privilege. The Buyer agrees to waive and that neither it nor any of its Affiliates shall have the right to assert the attorney-client privilege as to pre-closing and post-closing communications between the Sellers’ Representative, the Company, any of their Affiliates or any one or more of them, on one hand, and SMRH, on the other hand, to the extent that the privileged communications relate to this Agreement or any of the other agreements entered into in connection with the transactions contemplated by this Agreement or to the transactions contemplated hereby and thereby. The parties agree that following the Closing only the Sellers’ Representative shall be entitled to assert or waive such attorney-client privilege in connection with such communications. The files generated and maintained by SMRH as a result of SMRH’s representation of the Company and the Sellers’ Representative in connection with this Agreement or any of the other agreements entered into in connection with the transactions contemplated by this Agreement or any of the transactions contemplated hereby or thereby or any efforts to sell the Shares to the Buyer or any other Person shall be and become the exclusive property of the Sellers’ Representative. The attorney-client privilege may be waived on behalf of the Sellers’ Representative only by the Sellers’ Representative.

Section 6.08         Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 6.09        Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 6.10        No Third-party Beneficiaries. Except as expressly provided for in this Agreement, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.11        Buyer Confirmation. The Buyer is acquiring the Shares for investment only, and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling any of the Shares. The Buyer understands that the transactions contemplated hereby have not been, and will not be, the subject of a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), or qualified under any state securities law. The Buyer understands that none of the Shares may be resold unless such resale is registered under the Securities Act and qualified under applicable state securities laws, or an exemption from such registration and qualification is available. The Buyer confirms that it is an “accredited investor” as defined as of the date hereof in Regulation D of the Securities Act. The Buyer hereby confirms that: (i) it is relying on its own investigation and analysis in entering into this Agreement and the transactions contemplated by this Agreement, (ii) it is an informed and sophisticated participant in the transactions contemplated by this Agreement, and (iii) it has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement. The Buyer acknowledges and agrees that, except as expressly set forth in this Agreement, no representation or warranty, express or implied, of a Seller, the Company or any of their respective Affiliates, with respect to the Company, shall form the basis of any claim against any of the Sellers or any of their respective Affiliates with respect thereto or with respect to any related matter.

Section 6.12        Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 6.13         Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 6.14        Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 6.15        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Merge Healthcare Solutions Inc.

By:	/s/ Justin C. Dearborn
Name:	Justin C. Dearborn
Title:	Chief Executive Officer

Sellers’ Representative

/s/ Charles Zuckerman
Charles Zuckerman

[BUYER AND SELLERS’ REPRESENTATIVE SIGNATURE PAGE]

[SELLERS’ SIGNATURE PAGE TO THE STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Name of Trust: Leo Zuckerman Trust DTD December 11, 1991

By: Leo Zuckerman

Signature:	/s/ Leo Zuckerman

Title: Trustee

Date: February 17, 2015

Curtis Family Trust DTD January 23, 2012

By: Kent W. Curtis

Signature:	/s/ Kent W. Curtis

Title: Co-Trustee

Date: February 20, 2015

Name of Trust: CJZ 2007 Trust

By: Charles Zuckerman

Signature:	/s/ Charles Zuckerman

Title: Trustee

Date: February 17, 2015

Blue Sea L.L.C.

By: Evan K. Fram, Manager

Signature:	/s/ Evan K. Fram

Date: February 19, 2015

Sarro-Porritt Family Trust

By: Richard C. Porritt

Signature:	/s/ Richard C. Porritt

Title: Trustee

Date: February 19, 2015

Reicher Family Trust

By: Murray Reicher

Signature:	/s/ Murray Reicher

Title: Trustee

Date: February 17, 2015

SCHEDULE A

FORM OF DR. MURRAY REICHER EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into by and between Merge Healthcare Incorporated, a Delaware corporation (the "Company"), and Dr. Murray Reicher (the "Executive") effective as of the 25th day of February, 2015 (the “Effective Date”).

WHEREAS, the Executive has certain skills, experience and expertise which the Company has determined it desires to employ; and

WHEREAS, the Executive has indicated the desire to be so employed.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

Employment Period. The employment relationship shall be “at will” and can be terminated by either the Executive or the Company at any time for any reason not prohibited by law, subject to Section 0 and the other terms and conditions of this Agreement.

 Position and Duties.

Position. The Executive shall serve as the Company’s Chief Medical Officer with such authority, duties and responsibilities as are commensurate with such position and as may be consistent with such position, reporting to the Chief Executive Officer (the “CEO”) or the Chief Operating Officer of the Company. The Executive shall, if requested, also serve as a member of the board of directors of the Company (the "Board") or as an officer or director of any affiliate of the Company for no additional compensation.

Duties. The Executive shall devote substantially all of his business time and attention to the performance of the Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the CEO.  Notwithstanding, the executive shall be able to devote attention and retain investment in Health Companion, Inc. and Health Beacons, Inc. provided that these efforts do not interfere with the Executive’s full time employment at the Company or his fiduciary duties as a member of the Board and the Company’s executive management team. The executive is a board member and investor in these entities.  Health Companion, LLC has a business distribution agreement with DR Systems, Inc.  The executive shall be based in San Diego.

Compensation.

Base Salary. The Executive shall receive an annual base salary ("Annual Base Salary") of $300,000 payable in periodic installments in accordance with the Company's customary payroll practices.

Annual Bonus. For each fiscal year that the Executive is employed by the Company, the Executive shall be entitled to participate in the Company's annual incentive bonus plan then in effect (the "Annual Target Bonus").  The Executive’s Annual Target Bonus for the calendar year 2015 shall be equivalent to 100% of the Executive’s Annual Base Salary. The Annual Target Bonus shall be weighted equally between (i) the Company’s annual incentive plan, and (ii) achieving pre-defined goals such as an expense reduction target to be mutually agreed upon between the Executive and the Board.

Stock Options. The Executive shall be eligible to participate in the Company’s 2015 Equity Plan, as amended, or any successor plan (the “Plan”), subject to the terms of the Plan, as determined by the Board, in its discretion.  Subject to recommendation by the Compensation Committee of the Board, approval by the Board, and the terms and conditions of the Plan, the Executive shall be granted 250,000 non-qualified stock options in the Company’s common stock with a vesting period of four years.

Other Benefits. The Executive shall be entitled to participate in all employee welfare, perquisites, fringe benefit, vacation and other benefit plans, practices, policies and programs generally applicable to the senior executives of the Company.

Expenses. The Executive shall be entitled to receive reimbursement for all expenses incurred by the Executive in accordance with the Company's policies for its senior executives as in effect from time to time.

Termination of Employment.

Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death or Disability. “Disability” means the Executive’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, to carry out effectively the Executive’s duties and obligations to the Company for a period of at least 90 consecutive days or for shorter periods aggregating at least 120 days (whether or not consecutive) during any 12 month period.  A Disability shall be determined in the reasonable judgment of the CEO in consultation with the Board, and shall be deemed to have occurred on the date that the CEO provides notice to the Executive (such date, the “Disability Effective Date”).

Cause. The Company may terminate the Executive's employment at any time for Cause. For purposes of this Agreement, "Cause" shall mean (i) the continued failure of the Executive to perform substantially the Executive's duties with the Company (including a violation of, or failure to comply with, the Company’s policies) after a written demand for substantial performance is delivered to the Executive by the CEO, which specifically identifies the manner in which the CEO believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company or its affiliates, or (iii) the conviction of a felony or entry of a guilty or nolo contendere plea by the Executive with respect thereto, or (iv) a breach of any of provisions of this Agreement.

Notice of Termination. Any termination by the Company for Cause shall be communicated by Notice of Termination to the Executive. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 90 days after the giving of such notice). The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company or preclude the Company from asserting such fact or circumstance in enforcing the Company's rights hereunder.  A Notice of Termination shall also be provided (without a need to reference matters addressed in clauses (i) and (ii) above) in the event of any termination by the Company other than for Cause. The Executive shall provide to the Company a minimum of 30 days’ prior written notice of his resignation.

Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company, or if the Executive resigns, the effective date thereof, and (ii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

Effect of Termination.  In the event of any termination of employment, except as otherwise agreed by the Company, the Executive shall automatically be deemed to have resigned and shall resign from all positions with the Company and its affiliates as of the Date of Termination.

Obligations of the Company upon Termination.

Other than for Cause. If the Company shall terminate the Executive's employment other than for Cause prior to the third anniversary of the Effective Date (the “Initial Term”) and provided that the Executive executes within 30 days after the Executive’s Date of Termination, and does not revoke, a general release of claims in a form reasonably satisfactory to the Company, (i) the Company shall pay to the Executive the Executive's Annual Base Salary through the Date of Termination, and (ii) the Company shall pay, in accordance with the Company’s payroll practices, the Executive’s Annual Base Salary from the day following the Date of Termination through the last day of the Initial Term.

Cause; Resignation. If the Executive's employment shall be terminated for Cause or the Executive shall resign, this Agreement shall terminate without further obligations to the Executive.

Death or Disability. If the Executive's employment is terminated by reason of the Executive's death or Disability, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement.

Covenants.

Confidentiality. The Executive shall hold in a fiduciary capacity for the benefit of the Company all information not generally known to the public relating to the Company or any of its subsidiaries, and their respective businesses, including the customer and client relationships to which the Company will expose the Executive and which the Executive will develop on behalf of the Company in the course of his duties hereunder, whether such information is marked or otherwise identified as confidential or proprietary, or would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used (“Confidential Information”). The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process (provided the Company has been given notice of and opportunity to challenge or limit the scope of disclosure purportedly so required), communicate or divulge Confidential Information to anyone other than the Company and those designated by it, except as reasonably necessary in connection with enforcement of the Executive's right under this Agreement or his defense of any civil or criminal investigation or proceeding. The Executive understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after he begins employment by the Company) and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive's breach of this Agreement or breach by those acting in concert with the Executive or on the Executive's behalf.

Non-competition; Non-solicitation. The Executive acknowledges the highly competitive nature of the business of the Company and accordingly agrees that in connection with the sale of all of the Executive’s shares in DR Systems, Inc. (“DRS”) to the Company, and in exchange for good and valuable consideration offered to the Executive by the Company, the Executive agrees not to engage in Prohibited Activity during the Restricted Period. For purposes of this Agreement, "Prohibited Activity" is activity in which the Executive: (i) contributes his knowledge or participates in executive management or sales activities on behalf of any person or entity within the United States engaged in the business that is the same or similar business as the Company, including the development and/or marketing of health information systems for medical imaging, (ii) directly or indirectly, solicits for employment or consulting any employee of the Company or any of its affiliates (which, for the purposes hereof, includes DRS), or (iii) directly or indirectly contacts any customer of the Company or any of its affiliates for the purposes of providing or selling to those customers services or products similar to, or competitive with, the services or products provided by Company or its affiliates. For purposes of this Agreement, “Restricted Period” means the period commencing with the Effective Date and continuing until the later to occur of: (A) the fourth anniversary of the Effective Date, or (B) 12 months after the Date of Termination. Nothing herein shall prohibit the Executive from purchasing or owning less than 5% of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation. This Section does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to the CEO.

Non-disparagement. The Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its affiliates, employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties. The foregoing does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to the CEO.

Work Product. All inventions, discoveries, techniques, methods, processes, know how, notes, reports, designs, drawings, documentation, computer programs, and all other results, whether tangible or intangible, that are conceived, made, produced or reduced to practice by the Executive during his employment with the Company, either independently or jointly, through the use of the Company’s (which, the purposes of this Section, shall be deemed to include its affiliates) facilities, equipment or other resources or during time which should be devoted by the Executive to the business of the Company (collectively, “Work Product”), and all intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, "Intellectual Property Rights"), shall belong solely and exclusively to the Company.  The Executive acknowledges that, by reason of being employed by the Company, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is "work made for hire" as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and any such copyright is therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, his entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world, and does hereby waive any rights, including any moral rights, which he may have in or to any Work Product. During and after the Executive’s employment, he agrees to reasonably cooperate with the Company, at the Company’s expense, to (i) apply for, obtain, perfect and transfer to the Company the Work Product and Intellectual Property Rights, and (ii) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company a power of attorney to execute and deliver any such documents on his behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if he does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.

Remedies. The Executive acknowledges that each of the preceding covenants has a unique, substantial and immeasurable value to the Company and its affiliates, that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force and that, as a result of the foregoing, in the event that the Executive breaches such covenants, monetary damages may be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper.  The Executive therefore agrees that the Company, in addition to any other remedies available to it, will be entitled to preliminary and permanent injunctive relief against any breach by the Executive of any of the covenants, without the necessity of showing actual monetary damages or the posting of a bond or other security.

Section 409A.

General Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended and the guidance promulgated thereunder (collectively “Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the "Specified Employee Payment Date") or, if earlier, on the Executive's death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

Reimbursements. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred, the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year, and the right to reimbursement (and in-kind benefits provided to the Executive) under this Agreement shall not be subject to liquidation or exchange for another benefit.

Miscellaneous.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to any state’s principles of conflict of laws. Except for the purposes of enforcing the covenants set forth in Section 0, the parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Illinois, in any action or proceeding brought with respect to or in connection with this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the most recent address on file for the Executive at the Company.

If to the Company:

Merge Healthcare Incorporated
350 N. Orleans Street, 1st Floor
Chicago, IL  60654
Attention:   Chief Executive Officer

With a copy to the Company's General Counsel at the same address or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

Waiver of Jury Trial. AS SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Waiver. The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

Entire Agreement. From and after the Effective Date, this Agreement shall supersede any other employment, severance or change of control agreement between the Executive and the Company or any of its affiliates.

IN WITNESS WHEREOF, the parties hereto have carefully reviewed and caused this Agreement to be executed.

DR. MURRAY REICHER

MERGE HEALTHCARE INCORPORATED

By:	Justin Dearborn
Title:	Chief Executive Officer

SCHEDULE B

FORM OF CHARLES ZUCKERMAN EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into by and between Merge Healthcare Incorporated, a Delaware corporation (the "Company"), and Charles Zuckerman (the "Executive") effective as of the 25th day of February, 2015 (the “Effective Date”).

WHEREAS, the Executive has certain skills, experience and expertise which the Company has determined it desires to employ; and

WHEREAS, the Executive has indicated the desire to be so employed.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

Employment Period. The employment relationship shall be “at will” and can be terminated by either the Executive or the Company at any time for any reason not prohibited by law, subject to Section 0 and the other terms and conditions of this Agreement.

 Position and Duties.

Position. The Executive shall serve as the Company’s EVP, Corporate Operations with such authority, duties and responsibilities as are commensurate with such position and as may be consistent with such position, reporting to the Chief Financial Officer of the Company (the “CFO”). The position shall be located in San Diego, California.  This location shall not change during the Restricted Period (as defined in Section 0).  The Executive shall, if requested, also serve as a member of the board of directors of the Company (the "Board") or as an officer or director of any affiliate of the Company for no additional compensation.

Duties. The Executive shall devote substantially all of his business time and attention to the performance of the Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the CFO.

Compensation.

Base Salary. The Executive shall receive an annual base salary ("Annual Base Salary") of $250,000 payable in periodic installments in accordance with the Company's customary payroll practices.

Annual Bonus. For each fiscal year that the Executive is employed by the Company, the Executive shall be entitled to participate in the Company's annual incentive bonus plan then in effect (the "Company Bonus Plan").  The Executive’s annual target bonus (“Annual Target Bonus”) for the calendar year 2015 shall be equivalent to 50% of the Executive’s Annual Base Salary. Attainment of the Annual Target Bonus shall be determined in accordance with the Company Bonus Plan which, in 2015 shall be weighted (subject to Board approval) as follows: (i) 25% towards the Company’s achievement of certain financial goals to be established by the Board, and (ii) 75% towards the Executive’s achievement of certain individual performance goals to be mutually agreed upon between the Executive and the CFO. It is expected that one of the Executive’s individual performance goals will entail meeting certain milestones in the establishment and management of a patent monetization campaign.

Stock Options. The Executive shall be eligible to participate in the Company’s 2015 Equity Plan, as amended, or any successor plan (the “Plan”), subject to the terms of the Plan, as determined by the Board, in its discretion.  Subject to recommendation by the Compensation Committee of the Board, approval by the Board, and the terms and conditions of the Plan, the Executive shall be granted 250,000 non-qualified stock options in the Company’s common stock with a vesting period of four years.

Other Benefits. The Executive shall be entitled to participate in all employee welfare, perquisites, fringe benefit, vacation and other benefit plans, practices, policies and programs generally applicable to the senior executives of the Company.

Expenses. The Executive shall be entitled to receive reimbursement for all expenses incurred by the Executive in accordance with the Company's policies for its senior executives as in effect from time to time.

Termination of Employment.

Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death or Disability. “Disability” means the Executive’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, to carry out effectively the Executive’s duties and obligations to the Company for a period of at least 90 consecutive days or for shorter periods aggregating at least 120 days (whether or not consecutive) during any 12 month period.  A Disability shall be determined in the reasonable judgment of the CFO in consultation with the Board, and shall be deemed to have occurred on the date that the CFO provides notice to the Executive (such date, the “Disability Effective Date”).

Cause. The Company may terminate the Executive's employment at any time for Cause. For purposes of this Agreement, "Cause" shall mean (i) the continued failure of the Executive to perform substantially the Executive's duties with the Company (including a violation of, or failure to comply with, the Company’s policies) after a written demand for substantial performance is delivered to the Executive by the CFO, which specifically identifies the manner in which the CFO believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company or its affiliates, or (iii) the conviction of a felony or entry of a guilty or nolo contendere plea by the Executive with respect thereto, or (iv) a breach of any of provisions of this Agreement.

Notice of Termination. Any termination by the Company for Cause shall be communicated by Notice of Termination to the Executive. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 90 days after the giving of such notice). The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company or preclude the Company from asserting such fact or circumstance in enforcing the Company's rights hereunder.  A Notice of Termination shall also be provided (without a need to reference matters addressed in clauses (i) and (ii) above) in the event of any termination by the Company other than for Cause.

Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company, or if the Executive resigns, the effective date thereof, and (ii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

Effect of Termination.  In the event of any termination of employment, except as otherwise agreed by the Company, the Executive shall automatically be deemed to have resigned and shall resign from all positions with the Company and its affiliates as of the Date of Termination.

Obligations of the Company upon Termination.

Other than for Cause. If the Company shall terminate the Executive's employment other than for Cause prior to the third anniversary of the Effective Date (the “Initial Term”) and provided that the Executive executes within 30 days after the Executive’s Date of Termination, and does not revoke, a general release of claims in a form reasonably satisfactory to the Company, (i) the Company shall pay to the Executive the Executive's Annual Base Salary through the Date of Termination, and (ii) the Company shall pay, in accordance with the Company’s payroll practices, the Executive’s Annual Base Salary from the day following the Date of Termination through the last day of the Initial Term.

Cause; Resignation. If the Executive's employment shall be terminated for Cause or the Executive shall resign, this Agreement shall terminate without further obligations to the Executive.

Death or Disability. If the Executive's employment is terminated by reason of the Executive's death or Disability, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement.

Covenants.

Confidentiality. The Executive shall hold in a fiduciary capacity for the benefit of the Company all information not generally known to the public relating to the Company or any of its subsidiaries, and their respective businesses, including the customer and client relationships to which the Company will expose the Executive and which the Executive will develop on behalf of the Company in the course of his duties hereunder, whether such information is marked or otherwise identified as confidential or proprietary, or would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used (“Confidential Information”). The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process (provided the Company has been given notice of and opportunity to challenge or limit the scope of disclosure purportedly so required), communicate or divulge Confidential Information to anyone other than the Company and those designated by it, except as reasonably necessary in connection with enforcement of the Executive's right under this Agreement or his defense of any civil or criminal investigation or proceeding. The Executive understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after he begins employment by the Company) and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive's breach of this Agreement or breach by those acting in concert with the Executive or on the Executive's behalf.

Non-competition; Non-solicitation. The Executive acknowledges the highly competitive nature of the business of the Company and accordingly agrees that in connection with the sale of all of the Executive’s shares in DR Systems, Inc. (“DRS”) to the Company, and in exchange for good and valuable consideration offered to the Executive by the Company, the Executive agrees not to engage in Prohibited Activity during the Restricted Period. For purposes of this Agreement, "Prohibited Activity" is activity in which the Executive: (i) contributes his knowledge or participates in executive management or sales activities on behalf of any person or entity within the United States engaged in the business that is the same or similar business as the Company, including the development and/or marketing of health information systems for medical imaging, (ii) directly or indirectly, solicits for employment or consulting any employee of the Company or any of its affiliates (which, for the purposes hereof, includes DRS), or (iii) directly or indirectly contacts any customer of the Company or any of its affiliates for the purposes of providing or selling to those customers services or products similar to, or competitive with, the services or products provided by Company or its affiliates. For purposes of this Agreement, “Restricted Period” means the period commencing with the Effective Date and continuing until 12 months after the Date of Termination. Nothing herein shall prohibit the Executive from purchasing or owning less than 5% of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation. This Section does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to the CFO.  The restrictive covenants set forth in this Section 00 shall not prohibit the Executive from becoming an employee of or consultant to Merry X-Ray Corporation (“Merry X-Ray”) following the Date of Termination and shall not restrict Merry X-Ray from hiring Company employees that respond to a general solicitation of employment that is made available to the public.

Non-disparagement. The Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its affiliates, employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties. The foregoing does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to the CFO.

Work Product. All inventions, discoveries, techniques, methods, processes, know how, notes, reports, designs, drawings, documentation, computer programs, and all other results, whether tangible or intangible, that are conceived, made, produced or reduced to practice by the Executive during his employment with the Company, either independently or jointly, through the use of the Company’s (which, the purposes of this Section, shall be deemed to include its affiliates) facilities, equipment or other resources or during time which should be devoted by the Executive to the business of the Company (collectively, “Work Product”), and all intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, "Intellectual Property Rights"), shall belong solely and exclusively to the Company.  The Executive acknowledges that, by reason of being employed by the Company, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is "work made for hire" as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and any such copyright is therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, his entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world, and does hereby waive any rights, including any moral rights, which he may have in or to any Work Product. During and after the Executive’s employment, he agrees to reasonably cooperate with the Company, at the Company’s expense, to (i) apply for, obtain, perfect and transfer to the Company the Work Product and Intellectual Property Rights, and (ii) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company a power of attorney to execute and deliver any such documents on his behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if he does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.

Remedies. The Executive acknowledges that each of the preceding covenants has a unique, substantial and immeasurable value to the Company and its affiliates, that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force and that, as a result of the foregoing, in the event that the Executive breaches such covenants, monetary damages may be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper.  The Executive therefore agrees that the Company, in addition to any other remedies available to it, will be entitled to preliminary and permanent injunctive relief against any breach by the Executive of any of the covenants, without the necessity of showing actual monetary damages or the posting of a bond or other security.

Section 409A.

General Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended and the guidance promulgated thereunder (collectively “Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the "Specified Employee Payment Date") or, if earlier, on the Executive's death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

Reimbursements. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred, the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year, and the right to reimbursement (and in-kind benefits provided to the Executive) under this Agreement shall not be subject to liquidation or exchange for another benefit.

Miscellaneous.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to any state’s principles of conflict of laws. Except for the purposes of enforcing the covenants set forth in Section 0, the parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Illinois, in any action or proceeding brought with respect to or in connection with this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Charles Zuckerman
11020 Caminito Vista Pacifica
San Diego, CA 92131

If to the Company:

Merge Healthcare Incorporated
350 N. Orleans Street, 1st Floor
Chicago, IL  60654
Attention:   Chief Executive Officer

With a copy to the Company's General Counsel at the same address or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

Waiver of Jury Trial. AS SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Waiver. The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

Entire Agreement. From and after the Effective Date, this Agreement shall supersede any other employment, severance or change of control agreement between the Executive and the Company or any of its affiliates.

IN WITNESS WHEREOF, the parties hereto have carefully reviewed and caused this Agreement to be executed.

CHARLES ZUCKERMAN

MERGE HEALTHCARE INCORPORATED

By:	Justin Dearborn
Title:	Chief Executive Officer

SCHEDULE C

DIRECTORS AND OFFICERS RESIGNATIONS

Leo Zuckerman (Director)
Emma Zuckerman (Director)
John Schaefer (Director and Chief Operating Officer)
Kent Curtis (Chief Information Officer)

SCHEDULE D

FORM OF OPTION CANCELLATION AGREEMENT

OPTION CANCELLATION AGREEMENT

This Option Cancellation Agreement (the “Agreement”) is entered into as of February ___, 2015, by and between DR Systems, Inc., a California corporation (the “Company”), and  _________ (the “Optionholder”). Each party is sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, Optionholder is a consultant / employee of the Company as of the date of this Agreement;

WHEREAS, as of the date hereof, Optionholder holds options to purchase ______ shares of the Company’s common stock at a $________ per share exercise price pursuant to the Company’s 2009 Incentive Plan (the “Plan”) and a stock option agreement between the Parties (collectively, the “Options”);

WHEREAS, the Company expects that certain of the Company’s shareholders who, in the aggregate, hold at least 90% of the issued and outstanding shares of the Company’s common stock (each, a “Selling Shareholder” and, collectively, the “Selling Shareholders”) will enter into a stock purchase agreement (the “Stock Purchase Agreement”) with Merge Healthcare Solutions, Inc., a Delaware corporation (“Buyer”), pursuant to which the Selling Shareholders’ will sell all of their shares of the Company’s common stock to Buyer (the “Transaction”); and

WHEREAS, in accordance with the terms of this Agreement, Optionholder agrees to the cancellation of his or her Options in exchange for the right to receive cash proceeds from the Company (subject to applicable withholdings) equal to three dollars ($3.00) for each unexercised outstanding share subject to the Options (whether or not vested).

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

Agreement Not to Exercise Option. Optionholder hereby agrees not to exercise the Options on or before the date the Transaction closes (the “Closing Date”), and that any such attempt to exercise the Options will be deemed null and void.

Cancellation of Options. The Parties hereby agree that the Options shall be terminated and cancelled effective as of the Closing Date in exchange for the right to receive the cash consideration described in Section 3 below. Upon cancellation of the Options, Optionholder acknowledges and agrees that Optionholder shall have no further rights or interests in the Company pursuant to the Options, and forever waives and relinquishes any and all rights to purchase shares of common stock or equity of any successor entity under the Plan and the applicable stock option award agreements.

Amount of Cash Consideration for Options. In exchange for the cancellation of the Options described in Section 2 above, Optionholder shall receive three dollars ($3.00) (less withholdings) from the Company for each unexercised and outstanding share subject to each Option (whether or not vested), in cash (the “Payment Rights”).

Payment. The Company shall pay the Per Share Option Consideration to the Optionholder no later than 30 days following the Closing Date. This payment shall be effected as part of the Company’s normal payroll process or as otherwise determined by the Company.

Tax Matters. Optionholder is responsible for payment of all taxes (including any interest and penalties) legally imposed upon him or her in connection with benefits provided under this Agreement, and the Company shall have no liability to Optionholder or any other party with respect to any such tax or amount. All benefits and payments provided hereunder are subject to applicable tax and other withholdings required by law, and they will be made net of such withholding amounts if required by applicable law. The undersigned Optionholder understands that the Company expects to withhold from amounts paid pursuant to this Agreement all applicable income, employment and similar taxes. The Company has attempted in good faith to structure the Payment Rights hereunder to comply with applicable tax law, including the exemptions from and rules for permissible deferred payment rights under Internal Revenue Code Section 409A (“Code Section 409A”), although there can be no certainty that the Internal Revenue Service (the “IRS”) will agree. If the IRS does not agree and asserts that any payment right hereunder is deferred compensation subject to Code Section 409A, the IRS could seek to impose greater taxes on Optionholder, including interest and penalties. While the Company believes this is an unlikely event, the Company cannot provide absolute assurance and Optionholder may want to consult his or her own tax adviser with any questions. For these purposes, each amount to be paid with respect to a Payment Right hereunder is designated as a separate payment and such payments will not collectively be treated as a single payment. Certain additional terms related to Code Section 409A are set forth in Sections 0 and 9 below.

Closing Date of the Agreement. The Parties acknowledge and agree that this Agreement is expressly made and conditioned upon the consummation of the Transaction. This Agreement and the offer made by the Company to Optionholder for the cash-out of the Options shall automatically terminate and have no further force or effect if the Closing Date does not occur on or before March 15, 2015, unless extended in writing by an agreement between the Company and Optionholder. In the event of such termination of this Agreement, the Options will remain outstanding and exercisable in accordance with the terms of the applicable stock option award agreement.

Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes in its entirety any and all prior undertakings and agreements between the Parties with respect to the subject matter hereof.

Amendments and Waivers. Any term of this Agreement may be amended or waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Optionholder, or their permitted successors or assigns. The waiver by a Party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. Notwithstanding anything to the contrary contained in this Section 0, (1) to the extent that any amendment to this Agreement with respect to the Payment Rights would constitute under Code Section 409A a delay in a payment or a change in the form of payment, then such amendment must be done in a manner that complies with Code Section 409A(a)(4)(C), and (2) the Company shall have authority in its discretion to terminate this Agreement (and other arrangements sponsored by the Company at the relevant time that are treated as having been deferred under a single plan under Treas. Reg. §1.409A-1(c)(2)) and liquidate all amounts thereunder in the manner set forth in Treas. Reg. §1.409A-3(j)(4)(ix)(B) and (C).

Treatment of Cancelled Options. Optionholder understands and agrees that the effect of this Agreement will cause all of his/her Options to no longer qualify as an incentive stock option (“ISO”) under Internal Revenue Code Section 422 and in such case, such affected portion of the Options shall not be treated as an ISO notwithstanding any designation otherwise. Optionholder further understands and agrees that the Company will not be responsible for any adverse or unexpected tax consequences imposed by Internal Revenue Code Sections 83, 280G, 409A or 422 or any other law or regulation and that Optionholder will be solely responsible for any tax liability imposed on Optionholder as a result of this Agreement.

Governing Law. This Agreement shall be governed in all respects by the laws of the State of California.

Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement shall be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

Confidentiality. The terms of this Agreement, all materials accompanying this Agreement (if any) and all other information provided to Optionholder regarding the Transaction are confidential information regarding the Company. Optionholder hereby agrees to maintain the confidentiality of such information and not to disclose it to any person (other than to his or her advisors, and then only if they have similarly agreed to maintain the confidentiality of this information), and such information shall also be subject to the confidentiality obligations under any confidentiality or nondisclosure agreement in effect between Optionholder and Company.

Transferability; Assignability and Binding Effect; No Third Party Beneficiaries. Except as otherwise set forth in this Agreement, the Payment Rights may not be transferred in any manner otherwise than by way of an involuntary transfer or by operation of law (including, but not limited to, (i) a sale by Optionholder’s trustee in bankruptcy, (ii) a sale to a purchaser at any creditor’s or court sale, (iii) a transfer pursuant to a divorce decree, (iv) a transfer pursuant to the laws of intestacy or by will, or (v) a transfer triggered pursuant to any estate planning trust instrument governing such ownership). Notwithstanding the foregoing, no Party hereto may assign (whether by transfer, merger with or into another entity, consolidation or otherwise, in each case other than the Transaction) any of its rights or obligations hereunder without the prior written consent of the other Party hereto. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective executors, administrators, heirs, successors and permitted assigns. Any assignment in violation of this provision shall be void. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any other person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the Parties to this Agreement. Notwithstanding the foregoing, in the event of any permitted assignment of the rights or obligations arising under this Agreement by Optionholder or the Company, no such assignment or transaction shall relieve Optionholder or the Company of its obligations hereunder, and such successor or assignee shall assume this Agreement in writing and agree to be bound by and to comply with all of the terms and conditions hereof or otherwise confirm in writing its obligations pursuant hereto, in each case in such form as is reasonably acceptable to the Company.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. Facsimile copies of originally executed signature pages shall serve for all purposes as originally executed signature pages.

IN WITNESS WHEREOF, each of the Parties have executed this Agreement as of the date first set forth above.

OPTIONHOLDER		DR SYSTEMS, INC.

By:
Signature		Charles Zuckerman

	Its:	Chief Financial Officer
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